Exhibit 10.06

FEDERAL HOME LOAN BANK OF NEW YORK

SEVERANCE PAY PLAN

AS AMENDED AND RESTATED EFFECTIVE AUGUST 18, 2022

TABLE OF CONTENTS

	ARTICLE	PAGE
I	DEFINITIONS	1
II	ESTABLISHMENT OF THE PLAN	4
III	PROVISIONS RELATING TO SEVERANCE BENEFITS	5
IV	GENERAL PROVISIONS	10
V	MISCELLANEOUS	12
VI	AMENDMENTS AND PLAN TERMINATION	13

ARTICLE I

DEFINITIONS

1.01“Bank” means the Federal Home Loan Bank of New York and its successors.

1.02    “Change in Control” or “CIC” means a ‘Change in Control’ as that term is defined in the Employee Change of Control Agreement executed between the Bank and the Bank’s Chief Executive Officer, as may be amended from time to time.

1.03“Code” means and refers to the Internal Revenue Code of 1986, as amended.

1.04“Date of Employment” means and refers to the most recent date on which an individual began employment by the Bank as an Employee.

1.05“Effective Date” means August  18, 2022.

1.06“Employee” means and refers to any individual who is a regular employee of the Bank who works twenty (20) hours a week or more and excludes interns and other individuals employed by the Bank whose employment is intended not to exceed one thousand (1,000) hours in any twelve (12) month period.

1.07“Employment” means and refers to the legal relationship of employment between an Employee and the Bank.

1.08“Exempt Employee” means and refers to an Employee who is exempt from the overtime pay provisions of the Fair Labor Standards Act of 1938, as amended.

1.09“Non-Exempt Employee” means and refers to an Employee who is subject to the overtime pay provisions of the Fair Labor Standards Act of 1938, as amended.

1.10“Officer” means and refers to an officer of the Bank who has been designated as such by the Board of Directors of the Bank.

1.11“Outplacement Services” means and refers to internal and/or external professional assistance provided to Employees following their Termination of Employment with the Bank with respect to their search for new employment.

1.12“Periods of Service” means and refers to the number of six (6) month periods, in the aggregate, for which an Employee is employed by the Bank, commencing with the Date of Employment of the Employee and ending with the date of Termination of the Employee’s Employment with the Bank, both dates inclusive, excluding any period of Employment which Terminated under circumstances under which the Employee was not eligible for Severance Benefits under this Plan.

1.13“Plan” means this Federal Home Loan Bank of New York Severance Pay Plan, as amended from time to time hereafter.

1.14“Plan Administrator” means and refers to the Director of Human Resources and Corporate Real Estate of the Bank.

1.15“Reduction in Force” or “RIF” means and refers to a systematic series of Terminations of Employment of Employees by the Bank intended to lead to a permanent reduction in staffing.

1.16“Release” means and refers to the elimination of a position with the Bank as part of a RIF, reorganization, or other management action, where no other Employment with the Bank is offered to an Employee and the Employment of the affected Employee is involuntarily Terminated.

1.17“Resignation,” “Resign,” and "Resigned" mean and refer to a Termination of Employment with the Bank initiated by an Employee, other than a resignation requested by the Bank.

1.18“Severance Benefits” means and refers to:

(A) in all cases, the amount payable under this Plan to an Employee qualifying for severance benefits, determined pursuant to the provisions of Section 3.04 and computed with respect to and based upon the weekly base salary rate of the Employee immediately preceding the date on which such severance benefits commence pursuant to Article III of this Plan; and

(B) solely in the event of a CIC, and notwithstanding the calculation provisions contained in  Sections 3.04 and 3.05, (i) a lump sum payment for outplacement services as set forth in Section 3.08, plus (ii) a lump sum payment equal to the full “target” payout estimate from the prior year’s Bank Incentive Compensation Plan (“ICP”) if the Employee was participating in such ICP, it being understood that: (a) such payment will not be measured based on actual performance results, unless the Employee’s actual performance result was below target, in which case the Employee’s actual ICP payment will be taken into account; (b) if the Employee did not participate in the prior year’s ICP, the Employee will not receive any payment under this subsection; and (c) if the Employee was employed during a portion of the calendar year, the amount to be calculated (the target or the lesser amount) shall be annualized. (Any payments that may be otherwise earned and deferred under the ICP, or any other incentive or non-qualified savings plan that may be established by the Bank in the future, are outside the scope of this Plan and will be paid in accordance with the terms of such plans.)

1.19“Termination of Employment” and “Terminated,” when used with reference to and in conjunction with Employment, have the meaning set forth in Section 3.11 and, in all events, is considered a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h).

1.20“Termination for Cause” means and refers to the Termination by the Bank of the employment of an Employee for (i) the commission of an illegal or unethical act, (ii) pleading “guilty” or “no contest” to or being indicted for or convicted of a felony under federal or state law or as a crime under federal or state law which involves Employee’s fraud or dishonesty, (iii) a violation of established Bank policy or practice, or (iv) the failure of the Employee to perform the duties of his or her position in a satisfactory manner, in each case as determined by the Plan Administrator in his sole and exclusive discretion.

1.21“Year” means and refers to the taxable year of an Employee as such term is used in and for purposes of the Code.

ARTICLE II

ESTABLISHMENT OF THE PLAN

2.01Establishment of the Plan.  The Bank has established the Federal Home Loan Bank of New York Severance Pay Plan to set forth the terms and provisions under which Severance Benefits will be granted to Employees whose Employment with the Bank is Terminated under certain specified circumstances.

2.02Replacement of Prior Policies.  This Plan supersedes and replaces any Bank policies relating to the subject matter of this Plan that may have been in effect prior to the Effective Date (including, for the avoidance of doubt, any predecessor plan).

ARTICLE III

PROVISIONS RELATING TO SEVERANCE BENEFITS

3.01Participation.  Participation in this Plan shall be extended to all Employees of the Bank.

3.02Eligibility for Severance Benefits.  An Employee who shall have completed at least two (2) Periods of Service shall be eligible for Severance Benefits under this Plan upon the Termination of the Employee’s Employment with the Bank under any of the following circumstances:

(a)The Employee’s position has been eliminated;

(b)The employment of the Employee has been terminated as part of a RIF;

(c)      The Employee’s employment has been terminated as a result of a CIC and the Employee has not been offered an equivalent job with the resulting entity;

(d)The Employee has been determined by the Plan Administrator, in the sole and exclusive discretion of the Plan Administrator, to be unable to perform in a satisfactory manner the duties of the position in which the Employee is then employed, where such inability to perform has been determined by the Plan Administrator, in his sole and exclusive discretion, to not warrant a Termination for Cause, as defined in Section 1.20; or

(e)The Employee has Resigned from his or her Employment with the Bank either (i) following a material reduction in salary grade, level, or rank, or a significant reduction of duties and responsibilities, as determined by the Plan Administrator in his sole and exclusive discretion, except when such reduction occurs as a result of disciplinary action by the Bank, or (ii) following a refusal to accept a transfer to a location outside a fifty (50) mile radius of the location at which the Employee is presently employed, provided, in either case, that the Employee shall have provided to the Plan Administrator within not more than thirty (30) days following the occurrence of such condition, at least ten (10) days' notice in writing of the condition referred to in clause (i) or (ii), as applicable, and his or her intention to Resign based thereon and that the Bank shall not have remedied the condition for such Resignation within thirty (30) days following the giving of such notice by the Employee.

(f) For the avoidance of doubt, should the Employee’s death occur prior to the date of Termination of Employment, no Severance Benefits shall be paid under this Plan.

3.03Disqualification for Severance Benefits.  Anything contained in this Plan to the contrary notwithstanding, an Employee shall not be eligible for Severance Benefits under this Plan upon his or her termination of employment with the Bank where such termination is due to any of the following circumstances:

(a)A Resignation by the Employee, other than one described in paragraph (e) of Section 3.02, or a Resignation by the Employee without giving the ten (10) days' notice in writing to the Plan Administrator required by said paragraph (e) or prior to the expiration of said period, or if the condition on which such Resignation was based shall have been remedied by the Bank within the thirty (30) day period referred to in said paragraph (e);

(b)The Resignation of the Employee prior to the effective date of the termination of the Employee’s employment as a result of a Release; or

(c)The Employee’s Termination for Cause;

in each case, as determined by the Plan Administrator in his sole and absolute discretion.

3.04Computation of Severance Benefits.  The amount of Severance Benefits payable under this Plan to an Employee qualifying for Severance Benefits under this Plan shall be determined based (i) upon the level of the Employee’s position with the Bank at the date of the termination of the Employee’s employment with the Bank and (ii) the Employee’s Periods of Service with the Bank:

(a)Officers of the Bank shall be eligible for two (2) weeks of Severance Benefits for each Period of Service with the Bank, but in no event (even if employment has been for less than six months) not less than eight (8) weeks (or, in the event of a CIC, not less than twelve (12) weeks) of Severance Benefits;

(b)Exempt Employees of the Bank shall be eligible for one (1) week of Severance Benefits for each Period of Service with the Bank, but in no event (even if employment has been for less than six months) not less than six (6) weeks (or, in the event of a CIC, not less than twelve (12) weeks) of Severance Benefits; and

(c)Non-Exempt Employees of the Bank shall be eligible for one (1) week of Severance Benefits for each Period of Service with the Bank, but in no event (even if employment has been for less than six months) not less than four (4) weeks (or, in the event of a CIC, not less than twelve (12) weeks) of Severance Benefits;

in each case, subject to the provisions of Section 3.05.

3.05Maximum Amount of Severance Benefits.  Anything in this Plan to the contrary notwithstanding, in no event shall an Employee be eligible to receive Severance Benefits, in the aggregate for all Periods of Service, whether or not continuous, totaling more than thirty-six (36) weeks (or fifty-two (52) weeks in the event of a CIC) in the case of an Officer of the Bank, twenty-four (24) (or fifty-two (52) weeks in the event of a CIC) weeks in the case of an Exempt Employee of the Bank, and twelve (12) weeks (or fifty-two (52) weeks in the event of a CIC) in the case of a Non-Exempt Employee of the Bank.

3.06Method of Payment of Severance Benefits.  The total amount of Severance Benefits payable under this Plan shall be paid in a lump sum on a scheduled payroll date occurring within sixty (60) days following the date of the Employee’s Termination of Employment, provided the Bank shall have received prior thereto the Severance Agreement, as defined and referred to in Section 3.09, signed by the Employee, and shall be subject to withholding of Federal and State income taxes and other employment taxes based upon the number of withholding allowances. If the sixty-day period referred to in this Section 3.06 spans two calendar years, payment of the Severance Benefits will be made on a date during such sixty-day period that occurs in the second calendar year.

3.07Continuation of Employee Benefits.

(i) An Employee who is eligible to receive Severance Benefits under this Plan who was, at the date of Termination of his or her Employment, a participant in the Federal Home Loan Bank of New York Life Insurance Plan shall be eligible to continue such participation in such plan through the end of the month following the date of Termination of his or her Employment.

(ii) In addition, an Employee who is eligible to receive Severance Benefits under this Plan who was, at the date of Termination of his or her Employment, a participant in the Federal Home Loan Bank of New York Medical Benefits Plan, and any related dental and vision plans, shall have the option to duly and timely elect to continue such participation under the provisions of the continuation coverage provisions adopted by the Bank (which is not subject to the Consolidated Omnibus Budget Reconciliation Act of 1986), subject to the coverage continuation rules for such benefits established by the Bank from time to time. In addition, the Bank will provide to Terminated Employees who continue with the plans described in this subsection 3.07(ii) a lump sum payment in an amount to be determined by the Bank and specified in the Severance Agreement executed in accordance with Section 3.09 below.  This payment is intended to be used in connection with payments by Terminated Employees related to the plans described in this subsection 3.07(ii).  Such lump sum payment shall be deemed to be part of the Severance Benefits paid under this Plan.

(iii) Any Employee eligible for Severance Benefits shall not be eligible, following the Termination of his or her Employment, to continue to participate in any plans (whether such plans contain a tax-deferred component or otherwise) for which the Federal Home Loan Bank of New York provides any kind or type of matching contribution.

(iv) Any previously accrued vacation pay to which the Employee is entitled will be paid to the Employee in a lump sum as soon as practicable following the Termination of the Employee’s Employment.

3.08Outplacement Services.  Except in the event of a CIC, the Bank may, on a case by case basis, but shall not be required to, provide Outplacement Services to Terminated Employees eligible for Severance Benefits under this Plan, the determination as to whether to provide Outplacement Services to any Employee being within the sole and exclusive discretion of the Plan Administrator; provided, that such Outplacement Services shall not be provided to a Terminated

Employee beyond the last day of the second Year following the Year in which the Termination of Employment of the Employee occurred.  Generally, individual counseling may be provided only to Officers and group counseling may be provided to other Exempt Employees and to Non-Exempt Employees.

In the event of a CIC, the Bank will provide to Terminated Employees a lump sum payment in the amount of $5,000 each that is intended to be used for job search-related expenses.  Such lump sum payment shall be deemed to be part of the Severance Benefits paid under this Plan.

3.09Severance Agreement.  An Employee whose Employment with the Bank is Terminated under conditions making the Employee eligible for Severance Benefits under this Plan shall, as a condition of receiving such Severance Benefits, be required to sign an agreement, in the form prescribed by the Bank, setting forth the terms on which Severance Benefits are to be paid or provided to the Employee and the acceptance thereof by the Employee (the “Severance Agreement”).  The Severance Agreement shall include a release of any claims the Employee may have, at the date of the agreement or thereafter, against the Bank and any present and former directors, officers, and employees of the Bank.

3.10Termination of Employment.  For all purposes of this Plan, the Employment of an Employee shall be deemed to have been Terminated, and a Termination of Employment of an Employee shall be deemed to have occurred, upon the earliest to occur of the following events:

(i)On the effective date of a RIF applicable to the Employee;

(ii)On the effective date of the Employee's Resignation from Employment;

(iii)On the effective date of the elimination by the Bank of the Employee's position;

(iv) On the effective date of the Employee’s termination of employment by the Bank as a result of a CIC and the Employee has not been offered an equivalent job with the resulting entity;

(v)On the date on which (A) the Bank causes the Employee’s Employment with the Bank to cease and (B) the Employee is considered to have incurred a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h); provided, that the Employment relationship shall be treated as continuing while the Employee is on a Qualified Leave (as defined below); and provided, further, that if the leave is or becomes an Unqualified Leave (as defined below), the Employment of the Employee shall be deemed to have Terminated on the first date on which the leave is considered to be an Unqualified Leave. For purposes of this Section 3.10(v), a Qualified Leave is any (1) military leave, sick leave, or other bona fide leave of absence (which shall be deemed to exist only if there is a reasonable expectation that the Employee will return to perform services for the Bank) if the period of such leave does not exceed six (6) months, or longer, if the Employee retains a right to reemployment with the Bank under an applicable statute or by contract, or (2) any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Employee to be unable to perform the duties of his position of Employment or any substantially similar position of Employment, in which case such period of absence may last up to twenty-nine (29) months.  An Unqualified Leave means a leave of absence that is not a Qualified Leave or loses its status as a Qualified Leave due to the expiration of the allowable Qualified Leave period of six (6) months (or longer, if applicable, as described above).

3.11Determinations by the Plan Administrator to be Final.  All determinations of the Plan Administrator in the administration and application of the terms and provisions of this Plan shall be final and binding upon all Employees without any right of appeal.

3.12Exceptional Cases.  The Bank reserves the right, in its sole and absolute discretion, to modify the application of the terms and provisions of this Plan in the case of any Employee whose Employment with the Bank shall Terminate, subject to the approval of the President of the Bank; provided, that the modifications will not cause a violation of Section 409A of the Code.

ARTICLE IV

GENERAL PROVISIONS

4.01Allocation of Responsibility for Administration.  The designated representatives of the Bank shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under this Plan.  The Plan Administrator shall have the sole responsibility for the administration of this Plan, which responsibility is specifically described in this Plan.  Any direction given, information furnished, or action taken, by the Plan Administrator shall be in accordance with the provisions of the Plan authorizing or providing for such direction, information, or action.  The Plan Administrator may rely upon any such direction, information, or action of another employee of the Bank as being proper under this Plan and is not required to inquire into the propriety of any such direction, information, or action.  It is intended under this Plan that the Plan Administrator shall be responsible for the proper exercise of his own powers, duties, responsibilities, and obligations under this Plan and shall not be responsible for any act or failure to act of another employee of the Bank.  Neither the Plan Administrator nor the Bank makes any guarantee to any Employee in any manner for any loss or other event because of the Employee's participation in this Plan.

4.02Appointment of Plan Administrator.  The Plan shall be administered by the Plan Administrator or his duly designated representative pursuant to Section 4.01.

4.03Records and Reports.  The Plan Administrator shall exercise such authority and responsibility as he deems appropriate in order to comply with the terms of the Plan relating to the records of the Participants.  The Plan Administrator shall be responsible for complying with any and all reporting, filing, and disclosure requirements and other applicable laws and regulations with respect to the Plan.

4.04Withholding Tax.  All amounts paid to the Employee under this Plan shall be subject to withholding and other employment taxes imposed by applicable law.  The Employee shall be solely responsible for the payment of all taxes imposed on the Employee relating to the payment or provision of any amounts or benefits hereunder.

4.05Section 409A of the Code.  This Plan is intended to comply with Section 409A of the Code or an exemption thereunder or exception therefrom, and shall be construed and administered in accordance with Section 409A of the Code or such exemption or exception, as applicable.  Notwithstanding any other provision of this Plan, if any payment provided to an Employee in connection with the Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment shall not be paid until the first payroll date to occur following the six-month anniversary of the termination date (the “Specified Employee Payment Date”) or, if earlier, thirty days after the Employee's death.  The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date.  Notwithstanding the

foregoing, the Bank makes no representations that the payments and benefits provided under this Plan comply with Section 409A of the Code and in no event shall the Bank or its respective directors, officers, employees, or advisors be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A of the Code.

4.06Other Powers and Duties of the Plan Administrator.  The Plan Administrator shall have such duties and powers as may be necessary to discharge his duties under this Plan, including, but not limited to, the following:

(a)	to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, information explaining the Plan;

(b)	to receive from the Bank and from Participants such information as shall be necessary for the proper administration of the Plan;

(c)	to furnish to the Bank, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate; and

(d)	to appoint individuals to assist in the administration of the Plan and any other agents he deems advisable, including, but not limited to, legal and actuarial counsel.

The Plan Administrator shall have the exclusive discretionary authority and power to determine eligibility for Severance Benefits and to construe the terms and provisions of the Plan, determine questions of fact and law arising under the Plan, direct disbursements pursuant to the Plan, and exercise all other powers specified herein or which may be implied from the provisions hereof, and the Plan Administrator may adopt such standards and procedures and such rules for the conduct of the administration of the Plan as he may deem appropriate.  When making a determination or calculations, the Plan Administrator may rely upon information furnished by an Employee, the Bank, or the legal counsel of the Bank.

ARTICLE V

MISCELLANEOUS

5.01At-Will Employment.  Employees’ employment remains at-will and nothing contained in this Plan shall be construed as a contract of employment between the Bank and any Employee, or as a right of any Employee to be continued in the employ of the Bank, or as a limitation of the right of the Bank to discharge any of its Employees, with or without cause.

5.02Rights to Bank’s Assets.  No Employee or other person shall have any right to, or interest in, any assets of the Bank, whether upon Termination of Employment or otherwise.

5.03Nonalienation of Severance Benefits.  Severance Benefits payable or other rights or benefits provided under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Employee, prior to actually being received by the person eligible for the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to Severance Benefits payable or other rights or benefits provided under this Plan shall be void.  The Bank shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any person eligible for Severance Benefits or other rights or benefits provided under this Plan.

5.04Divestment of Severance Benefits.  Subject only to the specific provisions of this Plan, nothing shall be deemed to divest an Employee of a right to the Severance Benefits or other rights or benefits provided for which the Employee may be or become eligible in accordance with the provisions of this Plan.

5.05Discontinuance of Severance Benefits.  In the event of a permanent discontinuance of the Plan, or of any Severance Benefits thereunder, all Employees shall receive any and all Severance Benefits for which they were eligible as of the effective date of such discontinuance.

5.06Construction.  Except where otherwise indicated or unless the context of this Plan clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and references to any of the masculine, feminine, or neuter include each of the similar masculine, feminine, or neuter, and the terms “hereof,” “herein,” “hereby,” “hereunder,” and all similar terms refer to this Plan as a whole and not to any particular provision of this Plan.

5.07Governing Law.  This Plan shall be construed, administered, and enforced according to the laws of the State of New York.

ARTICLE VI

AMENDMENTS AND PLAN TERMINATION

6.01Termination, Modification, and Amendment of the Plan.  Notwithstanding anything to the contrary stated in this Plan, the Bank expressly reserves the right, at any time, for any reason, and without limitation, to terminate, modify, or otherwise amend this Plan and any or all of the Severance Benefits provided hereunder, either in whole or in part, whether as to all persons covered hereby or as to one or more groups thereof.  Those rights include specifically, but are not limited to, (i) the right to terminate Severance Benefits under this Plan with respect to all, or any individual or group of, Employees, (ii) the right to modify Severance Benefits under this Plan to all, or any individual or group of, Employees, or (iii) the right to amend this Plan, or any term or condition hereof; in each case, whether or not such rights are exercised with respect to any other Employees; provided, that no modification or amendment shall be adopted by the Bank which shall adversely affect the treatment for federal income tax purposes of benefits provided under this Plan to Employees whose Employment is Terminated under conditions entitling them to such benefits.

6.02Action by the Bank.  The termination, modification, or other amendment of this Plan shall be effected by resolution of the Board of Directors of the Bank.